                                 SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant [_]
Filed by a party other than the registrant [X]

[_]  Preliminary proxy statement           [_]  Confidential, For Use of the
[_]  Definitive proxy statement                 Commission only (as permitted by
[X]  Definitive additional materials            Rule 14a-6(e)(2))
[_]  Soliciting material pursuant to
     Rule 14a-11(c) or Rule 14a-12


                      FAMILY STEAK HOUSES OF FLORIDA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             BISCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      [X]     No fee required.
      [_]     Fee computed on the table below per Exchange Act Rules 14a-
              6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
  (5)  Total fee paid:

--------------------------------------------------------------------------------
  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------
  (1)  Amount previously paid:

--------------------------------------------------------------------------------
  (2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
  (3)  Filing party:

--------------------------------------------------------------------------------
  (4)  Date Filed:

--------------------------------------------------------------------------------

                                 June 15, 1999


Dear Fellow Shareholders:

     The purpose for writing to you today is to again ask for your support to elect a new Board of Directors for Family Steak Houses of Florida, Inc. You can be assured that your new Board will focus diligently on increasing shareholder value and will work hard to not only gain back the 80% loss in the share price we all have suffered over the past two years, but build upon it in the future by implementing a new strategic vision for your Company. Your new Board will represent significant change from the status quo. Our substantial investment in the Company will ensure you of our commitment and determination to increase shareholder value as rapidly as possible.

     IF YOU HAVE NOT YET RETURNED THE GOLD PROXY CARD WE SENT YOU ON JUNE 11, 1999, PLEASE SIGN, DATE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU HAVE ALREADY RETURNED THE WHITE PROXY CARD SENT TO YOU TO ELECT MANAGEMENT'S PROPOSED BOARD, THERE IS STILL TIME FOR YOU TO CHANGE YOUR VOTE TO HELP US INCREASE SHAREHOLDER VALUE SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD CARD.

     In the proxy statement that management mailed to you there are several statements regarding our plans and intentions that we believe are inaccurate and misleading. We would like to take this opportunity to respond to these comments. Before reading our response below you may want to again review the proxy statement we sent you on June 11, 1999 which accurately describes our intentions and plans to enhance shareholder value.

Our Response to Management's Proxy Statement
--------------------------------------------

     We believe our strategic plan to sell the Company's restaurant operations for as high a price as possible and then reinvest the proceeds in an acquisition/investment program in the electronic components and fastener industries is preferable to management's plan to liquidate the Company. We strongly believe that your best opportunity for an adequate return on your investment is to support our proposed Board because it is the only plan that will ensure that your Company will remain in existence after the sale of its restaurant operations.

     There is no guarantee that any eventual sale price of the Company's restaurant operations will be at a price satisfactory to many shareholders especially those of you who paid a much higher price for your shares. Consequently, you might incur a loss if forced to take a cash distribution from the Company. If our strategy is successful, we believe that it is likely to generate interest in the Company, create value for all shareholders and, consequently, provide the opportunity for a higher share price. Although there is no assurance that our strategy will be successful, I am committed to its successful implementation and I am pleased to be able to commit Bisco's resources to the ongoing building of shareholder value to which all Company shareholders are entitled. Also, please remember that under our program even if you decide not to remain a Company shareholder you are always free to sell your shares on the open market at any time before or after the sale of the restaurant operations.

     Frankly, it is surprising to us why the current Board is so intent on liquidating the Company following a sale and opposed to our plan to increase shareholder value. We believe that Bisco has the experience, expertise and resources for our vision to become a reality and the potential to create a winning situation for all shareholders who choose to stay with us. Our view is that it is a much better decision not to liquidate the Company when there is a realistic opportunity to increase future shareholder value above and beyond what you would receive if the Company were liquidated.

     Management has done a good job of explaining in its proxy statement the Company's operational plan to close unprofitable restaurants and open new restaurants with high growth potential. These actions definitely need to be taken to reverse the Company's losses for over $2,000,000 over the past two years and I again want to assure you that our new Board will do everything possible to accelerate this process. We believe that the continued building of a strong working relationship with the franchisor will result in their ongoing support and assistance in selection of high growth potential new restaurant sites for development by the Company. Our objective is to accelerate this process and establish goals for a higher number of new restaurant openings than currently planned by management in 1999, 2000 and beyond.

     Management made the statement to you in its proxy that "Bisco has not disclosed its plan for managing the Company if the current management team is not retained." Please be advised that it is not Bisco's intention to replace the current management team and although we cannot be certain, we believe the current management team will not elect to resign since we believe they are committed to the Company's future success. However, if any senior managers do decide to resign, Bisco is prepared to act quickly to replace them with qualified executives. Consequently, Bisco believes there would be no meaningful disruption to the Company's ongoing operations in the event of any such resignations.

     Also, please keep in mind that the Bisco nominees, if elected, will occupy only four of the seven Board seats with the three Company nominees receiving the next highest number of votes also being elected as directors. Although Bisco cannot be certain that the Company's nominees will continue to serve with the Bisco nominees on the Board, Bisco intends to encourage them to do so to provide the Company's shareholders with additional management experience and continuity. Along with me, Jay Conzen and the other two experienced executives we are nominating (Stephen Catanzaro and William L. Means), a strong team will be in place to return the Company to profitability and improve operating performance of the Company's restaurants.

     We disagree with management's comment to you in their proxy statement that Bisco's strategy will result in higher costs to the Company. They stated that if the Bisco slate of directors is elected a "change in control" will occur under the Company's executive employment agreements and the Company will become obligated to pay a total of $800,000 in severance to Company executives. These "golden parachute" contracts are legal obligations entered into prior to our representation on the Board and we have no choice but to comply with their terms. However, please note that these obligations are also triggered if the Company is sold or merged which is the strategy management decided to pursue at approximately the same time as the golden parachute agreements were executed. Also, it should be noted that the Board, at any time prior to a change in control, may in its sole discretion, modify or completely eliminate the golden parachute payments for the Company's Chief Executive Officer and Chief Financial Officer, which represents most of the $800,000. In addition, it is very important to note that in the event of a change in control, payment of the $800,000 does not occur automatically, but only if the executive chooses to resign from employment with the Company. Therefore, it would be the decisions of the executives who are employed under these agreements, and not Bisco, to cause the Company to incur higher costs.

     Regarding management's comment that our plan to reinvest the proceeds from the sale of the restaurant operations would likely result in higher taxes to the Company, the question of whether any taxes at all would be payable by the Company would depend entirely on the selling price and the Company's basis in any assets sold. Also, management indicated that since their plan would result in the sale of the Company's shares there would be no tax at the Company level; however, management did not point out that a potential acquirer may not be willing to structure a transaction with the Company as a stock purchase. Consequently, if the Board decided it was in the best interests of the Company's shareholders to proceed with a potential acquirer and structure the transaction as an asset sale, there also could be taxes payable at the company level in which case shareholders would not receive the full purchase price paid by any such acquirer. We believe our plan gives the individual shareholder the most flexibility in his or her personal tax planning since the shareholders would not be forced to recognize a taxable gain or loss on their investment in the Company.

     Management's statement to you that in 1997 the shareholders rejected my efforts to gain control of the Company needs to be corrected. First of all, what took place two years ago was that the Board strongly opposed our $4.50 per share offer to purchase 23.8% of the Company's outstanding shares as being inadequate. The Board of Directors then adopted a poison pill and other anti-takeover measures to prevent us from buying more shares. At that time, we then attempted to obtain shareholder consents to repeal the poison pill. Although we did receive more shareholder support than the Company received from those shareholders who voted, not enough shareholders voted to allow us to obtain a majority of the outstanding shares necessary to repeal the poison pill. We obtained written consents from the holders of over 60% of the shares of those shareholders that voted, which represented 45% of the total number of Company shares outstanding. This level of shareholder support we received clearly was not a vote of confidence for the Board at that time or a rejection of my efforts to increase shareholder value.

     Finally, we must also take strong exception to management's comment that our Board control would jeopardize shareholder value. Through our share ownership we have over a $1,400,000 financial commitment to the Company's future success and I want to assure you that we will focus on the single-minded goal of increasing shareholder value for all of us. Our Board would not make any decision that would jeopardize or not be in the best interests of shareholder value and it is certainly our intention to consider all sides of any proposed action including the respected opinions of all Board members. Through our 20% ownership, we have a lot of our own hard earned money invested in the Company including funds of Bisco's employees through the Bisco Profit Sharing Plan. We are determined to obtain an excellent return on our investment. This is not intended to be a criticism of the other Board members and we are respectful of their work ethic, but the fact of the matter is their total ownership of the Company is only 3.6% (excluding unexercised stock options). Furthermore, almost all of their shares were acquired through the Company's stock option plan for directors at an exercise price of $.01. As your elected representatives with a substantial investment at stake, your new Board will totally share your objective to increase the value of your investment.

     I NEED YOUR VOTES AGAIN SO THAT WE WILL BE SUCCESSFUL IN OBTAINING CONTROL OF THE BOARD AND BE IN A POSITION TO IMPLEMENT OUR STRATEGIES TO INCREASE SHAREHOLDER VALUE.

     We hope we have set forth to your satisfaction our plans, intentions and strategies for the Company. If you have any questions please call me or Jay Conzen at Bisco Industries, Inc. (714) 283-7140.

     Thank you again for your consideration. If you have not already done so or if you now want to change your vote to help us increase shareholder value, please sign, date and return the enclosed GOLD proxy card in the postage prepaid envelope.

                                      Sincerely,

                                      /s/ Glen F. Ceiley
                                      Glen F. Ceiley
                                      President and CEO
                                      Bisco Industries, Inc.